Exhibit 99.1

BLACKSKY HOLDINGS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited)

(in thousands, except par value)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$26,384	$5,098
Restricted cash	5,475	5,475
Accounts receivable, net of allowance of $0 and $0, respectively	4,192	2,903
Prepaid expenses and other current assets	1,370	965
Contract assets	2,649	3,796

Total current assets	40,070	18,237
Property and equipment - net	24,481	20,852
Goodwill	9,393	9,393
Investment in equity method investees	4,240	3,277
Intangible assets - net	3,158	3,831
Satellite procurement work in process	45,723	62,664
Other assets	8,432	1,661

Total assets	$135,497	$119,915

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued liabilities	$23,070	$7,966
Amounts payable to equity method investees	584	8,762
Contract liabilities - current	15,948	14,537
Debt - current portion	19,672	16,739
Other current liabilities	39,878	7,439

Total current liabilities	99,152	55,443
Liability for estimated contract losses	5,205	6,252
Long-term liabilities	4,314	3,605
Long-term contract liabilities	196	2,559
Long-term debt - net of current portion	156,873	84,869

Total liabilities	265,740	152,728
Commitments and contingencies (Note 20)
Redeemable convertible preferred stock:

Series A redeemable convertible preferred stock, $0.00001 par value-authorized, 8,652 shares; issued and outstanding, 8,652 shares as of June 30, 2021 and December 31, 2020. (Liquidation preference of $7,500)	7,495	7,495

Series B redeemable convertible preferred stock, $0.00001 par value-authorized, 20,042 shares; issued and outstanding, 18,987 shares as of June 30, 2021 and December 31, 2020. (Liquidation preference of $22,167)	21,405	21,405

Series B-1 redeemable convertible preferred stock, $0.00001 par value-authorized, 9,508 shares; issued and outstanding, 9,508 shares as of June 30, 2021 and December 31, 2020. (Liquidation preference of $25,000)	24,138	24,138

Series C redeemable convertible preferred stock, $0.00001 par value-authorized, 48,364 shares; issued and outstanding, 41,908 shares as of June 30, 2021 and December 31, 2020. (Liquidation preference of $201,050)	121,530	121,530

Total redeemable convertible preferred stock	174,568	174,568
Stockholders’ deficit:
Common stock A, $0.00001 par value-authorized, 1,000,000 and 400,000 shares; issued, 353,564 and 110,789 shares; outstanding, 347,202 shares and 97,816 shares as of June 30, 2021 and December 31, 2020, respectively.	3	1
Common stock B, $0.00001 par value-authorized, 90,000; issued and outstanding, 71,977 shares and 83,987 shares as of June 30, 2021 and December 31, 2020, respectively.	1	1
Treasury stock, shares at cost, 11,500 shares as of June 30, 2021 and December 31, 2020.	(12,500)	(12,500)
Additional paid-in capital	136,407	28,569
Accumulated other comprehensive loss	(541)	—
Accumulated deficit	(428,181)	(223,452)

Total stockholders’ deficit	(304,811)	(207,381)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$135,497	$119,915

See notes to unaudited consolidated condensed financial statements

BLACKSKY HOLDINGS, INC

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
Revenues:
Service	$11,116	$7,726
Product	3,543	1,685

Total revenues	$14,659	$9,411

Costs and expenses:
Service costs, excluding depreciation and amortization	8,550	6,440
Product costs, excluding depreciation and amortization	3,367	5,184
Selling, general and administrative	17,893	15,787
Research and development	28	96
Depreciation and amortization	6,301	3,757
Satellite impairment loss	18,407	—

Operating loss	(39,887)	(21,853)
Gain on debt extinguishment	—	284
Unrealized loss on derivative	(14,975)	(279)
Income/(loss) on equity method investment	963	(581)
Interest expense	(2,438)	(2,914)
Other (expense)/income, net	(147,370)	281

Loss before income taxes	(203,707)	(25,062)
Income tax (provision) benefit	—	—

Loss from continuing operations	(203,707)	(25,062)
Discontinued operations:
(Loss)/gain from discontinued operations, net of tax (including (loss)/gain from disposal of Launch Division of $1,022 and $30,672 for the six months ended June 30, 2021 and 2020, respectively)	(1,022)	30,355
Income tax (provision) benefit	—	—

(Loss)/gain from discontinued operations, net of tax	(1,022)	30,355

Net (loss)/income	$(204,729)	$5,293
Other comprehensive loss	(541)	—

Total comprehensive (loss)/income	$(205,270)	$5,293

Basic and diluted income/(loss) per share of common stock:
Loss from continuing operations	$(0.70)	(0.33)
(Loss)/gain from discontinued operations, net of tax	—	0.40

Net (loss)/income per share of common stock	$(0.70)	0.07

See notes to unaudited consolidated condensed financial statements

BLACKSKY HOLDINGS, INC

CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

Six Months Ended June 30, 2021 and 2020

(unaudited)

(in thousands)

	Class A Common Stock		Class B Common Stock		Additional Paid-In	Treasury Stock		Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Loss	Deficit	Deficit
Balance as of December 31, 2019	72,319	$1	83,987	$1	$26,146	11,500	$(12,500)	$—	$(203,264)	$(189,616)
Adoption of Accounting Standards Updates “ASU”, ASU 2014-09	—	—	—	—	—	—	—	—	(650)	(650)

Balance as of January 1, 2020	72,319	$1	83,987	$1	$26,146	11,500	$(12,500)	$—	$(203,914)	$(190,266)
Stock-based compensation, including $218 thousand in the sale of Spaceflight, Inc.	—	—	—	—	1,536	—	—	—	—	1,536
Issuance of common stock upon exercise of stock options	479	—	—	—	23	—	—	—	—	23
Issuance of common stock upon vesting of restricted stock awards	18,504	—	—	—	—	—	—	—	—	—
Issuance of common stock as contingent consideration for the purchase of OpenWhere, Inc	601	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	5,293	5,293

Balance as of June 30, 2020	91,903	$1	83,987	$1	$27,705	11,500	$(12,500)	$—	$(198,621)	$(183,414)

Balance as of January 1, 2021	97,816	$1	83,987	$1	$28,569	11,500	$(12,500)	$—	$(223,452)	$(207,381)
Stock-based compensation	—	—	—	—	1,360	—	—	—	—	1,360
Issuance of common stock due to bridge financing and rights offering, net of issuance	223,054	2	—	—	106,351	—	—	—	—	106,353
Issuance of common stock upon exercise of stock options	7,440	—	—	—	7	—	—	—	—	7
Issuance of common stock upon vesting of restricted stock awards	6,507	—	—	—	—	—	—	—	—	—
Issuance of common stock upon vesting of restricted stock units	375	—	—	—	—	—	—	—	—	—
Issuance of Class A common stock and forfeiture of Class B common stock upon exercise of warrants	12,010		(12,010)	—	120	—	—	—	—	120
Other comprehensive loss	—	—	—	—	—	—	—	(541)	—	(541)
Net loss	—	—	—	—	—	—	—	—	(204,729)	(204,729)

Balance as of June 30, 2021	347,202	$3	71,977	$1	$136,407	11,500	$(12,500)	$(541)	$(428,181)	$(304,811)

See notes to unaudited consolidated condensed financial statements

BLACKSKY HOLDINGS, INC

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	June 30,
	2021	2020
Cash flows from operating activities:
Net (loss)/income	$(204,729)	$5,293
(Loss)/gain from discontinued operations, net of tax	(1,022)	30,355

Loss from continuing operations	(203,707)	(25,062)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization expense	6,301	3,757
Gain on debt extinguishment	—	(284)
Stock-based compensation expense	1,360	1,319
Loss on issuance of 2021 convertible bridge notes	96,476	—
Loss on issuance of 2021 convertible bridge notes rights offering	3,193	—
Debt issuance cost expensed for debt carried at fair value	47,718	—
Amortization of debt discount and issuance costs	823	836
(Gain)/loss on equity method investment	(963)	581
Loss on disposal of property and equipment	24	—
Unrealized loss on derivatives	14,975	279
Satellite impairment loss	18,407	—
Bad debt expense	4	—
Changes in operating assets and liabilities:
Accounts receivable	(1,293)	2,012
Contract assets	1,151	(1,344)
Prepaid expenses, and other current assets	(405)	(56)
Other assets	(150)	(752)
Accounts payable and accrued liabilities	(2,604)	1,012
Other current liabilities	(2,067)	244
Contract liabilities - current and long-term	(952)	4,701
Liability for estimated contract losses	(1,047)	3,340
Other long-term liabilities	1,644	1,482

Cash flows (used in) operating activities - continuing operations	(21,112)	(7,935)
Cash flows (used in) operating activities - discontinued operations	—	(14,207)

Net cash (used in) operating activities	(21,112)	(22,142)

Cash flows from investing activities:
Purchase of property and equipment	(207)	(41)
Satellite procurement work in process	(11,205)	(15,913)
Purchase of domain name	(7)	—

Cash flows (used in) investing activities - continuing operations	(11,419)	(15,954)
Cash flows provided by investing activities - discontinued operations	—	8,410

Net cash (used in) investing activities	(11,419)	(7,544)

Cash flows from financing activities:
Proceeds from issuance of debt	58,573	3,600
Proceeds from options exercised	7	23
Proceeds from warrants exercised	120	—
Capital lease payments	—	(17)
Debt payments	(750)	—
Payments for deferred offering costs	(3,487)	—
Payments for debt issuance costs	(646)	(108)

Cash flows provided by financing activities - continuing operations	53,817	3,498
Cash flows (used in) financing activities - discontinued operations	—	—

Net cash provided by financing activities	53,817	3,498

Net increase/(decrease) in cash, cash equivalents, and restricted cash	21,286	(26,188)
Cash, cash equivalents, and restricted cash – beginning of year	10,573	37,190
Cash reclassified to assets held for sale at beginning of period	—	11,383
Cash reclassified to assets held for sale at the end of period	—	—

Cash, cash equivalents, and restricted cash – end of year	$31,859	$22,385

See notes to unaudited consolidated condensed financial statements

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the unaudited consolidated condensed balance sheets that sum to the total of the same such amounts shown in the unaudited consolidated condensed statements of cash flows:

	June 30,
	2021	2020
Cash and cash equivalents	$26,384	$16,911
Restricted cash	5,475	5,475

Total cash, cash equivalents, and restricted cash	$31,859	$22,385

	June 30,
	2021	2020
	(in thousands)
Supplemental disclosures of cash flows information:
Cash paid for interest	$286	$821
Supplemental disclosures of non-cash financing and investing information:
Property and equipment additions accrued but not paid	$10,837	$3,071
SPAC costs accrued but not paid	$3,663	$—
Debt issuance costs expensed for debt carried at fair value accrued but not paid	$3,129	$—
Capitalized Interest	$135	$736
Issuance of common stock due to bridge financing and rights offering, net of issuance	$106,353	$—
Issuance of common stock warrants due to bridge financing	$18,800	$—
Consent fees payable in common stock or cash recorded as a derivative	$2,715	$—
Contingent liability for working capital adjustment to M&Y Space (“Mitsui USA”)	$1,022	$—
Issuance of preferred stock in the sale of Spaceflight, Inc.	$—	$3,247
Application of Secured Loan against the 2020 Share Purchase Agreement (“SPA”) purchase price	$—	$26,182
Equipment acquired under capital lease	$—	$22

See notes to unaudited consolidated condensed financial statements

BLACKSKY HOLDINGS, INC

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

June 30, 2021

1.	Organization and Business

BlackSky Holdings, Inc. (“BlackSky” or the “Company”), formerly known as Spaceflight Industries, Inc., was incorporated in the State of Delaware on September 24, 2014. The Company is headquartered in Herndon, Virginia and had two operating divisions: the BlackSky Division and, prior to June 12, 2020, Spaceflight, Inc. (the “Launch Division”). The BlackSky Division is composed of the Company’s other operating entities, BlackSky Global LLC and BlackSky Geospatial Solutions, Inc. BlackSky also owns a portion of the equity method investment X-Bow Launch Systems Inc. (“X-Bow”) and LeoStella, LLC (“LeoStella”), its joint venture with Thales Alenia Space US Investment LLC (“Thales”). On June 12, 2020, the Company completed the sale of 100% of its equity interests in the Launch Division to M&Y Space Co. Ltd. (“M&Y Space”), as discussed further below.

The BlackSky Division

The BlackSky Division is a leading provider of geospatial intelligence, imagery and related data analytic products and services and mission systems. The Company monitors activities and facilities worldwide by leveraging its proprietary small satellite constellation and harnessing the world’s expanding sensor networks. The Company’s on-demand constellation of satellites can image a location multiple times throughout the day, and the Company processes millions of observations from its satellites in space, air sensors, environmental sensors, asset tracking sensors, industrial internet-of-things (“IoT”) connected devices, and internet-enabled narrative sources. The Company monitors for pattern-of-life anomalies to produce alerts and enhance situational awareness for government and commercial customers worldwide. The Company’s monitoring service is powered by cutting-edge computing techniques - including machine learning, artificial intelligence, computer vision, and natural language processing. The Company’s global monitoring service is available via a simple subscription and requires no specialized technological infrastructure or setup.

The Company is a first mover in Earth observation, leveraging the performance and economics of its innovative small satellite constellation to deliver high revisit global monitoring solutions. The Company’s artificial intelligence/machine learning powered analytics platform derives unique insights from its constellation, as well as a variety of space, IoT, and terrestrial based sensors and data feeds. The Company has developed a fully-integrated, proprietary technology stack that includes its constellation of high-resolution small satellites that monitor global events and activities at high revisit rates, an artificial intelligence and machine learning enabled software platform that translates data into actionable insights, a proprietary database that continually captures information on global changes, and an application layer that delivers on-demand solutions directly to its customers.

In 2017, BlackSky and X-Bow entered into a Stock Subscription and Technology Transfer Agreement. Under the agreement, X-Bow issued 13.5 million of its own shares to BlackSky; in exchange, BlackSky irrevocably assigned and transferred certain intellectual property rights to X-Bow. As of June 30, 2021, BlackSky has a 20.6% ownership interest in X-Bow (Note 6).

In 2018, BlackSky and Thales formed a joint venture named LeoStella, LLC, a vertically-integrated small satellite design and manufacturer based in Tukwila, Washington, from which the Company procures satellites to operate its business. BlackSky and Thales each own 50% of LeoStella (Note 6).

As of June 30, 2021, the Company had six satellites in commercial operation. Ultimately, the Company seeks to establish a constellation of 30 high-resolution, multi-spectral satellites capable of monitoring locations on Earth as frequently as every 30 minutes, day or night.

The Launch Division

The Launch Division was based in Seattle, Washington and provided small satellite launch brokerage services to customers that manifest, certify, and integrate auxiliary payloads onto a single launch vehicle. The Launch Division leveraged its extensive relationships in the commercial launch market and provided satellite launch brokerage services for its customers based on specific launch time frames, orbital parameters, payloads, and compatible launch vehicles. The Launch Division specialized in the launch of small satellites with masses between 1 kg and 300 kg into low earth orbit.

As part of the Company’s strategy to focus on the BlackSky Division, the Company executed a stock purchase agreement (“2020 SPA”) in January 2020 to divest its ownership of the Launch Division. On June 12, 2020, the Company completed the sale of 100% of its equity interests in Launch to M&Y Space under the previously executed 2020 SPA, for a final purchase price of $31.6 million. The Launch Division’s financial results are material to the Company’s financial results and, as such, are reported as discontinued operations (Note 7).

Liquidity

For the six months ended June 30, 2021 and 2020, the Company incurred net losses from continuing operations of $203.7 million and $25.1 million, respectively, and incurred negative cash flows from continuing operating activities of $21.1 million and $7.9 million, respectively. The Company has incurred operating losses since inception, and continues to face significant risks associated with successful execution of the Company’s business plan that include, but are not limited to, customer acquisition, competition and market risk, technical risk, liquidity risk, and risks associated with the retention of key personnel. As of June 30, 2021 and December 31, 2020, the Company had working capital deficits of $59.1 million and $37.2 million, respectively. The Company has historically funded its operations through issuance of preferred stock to private investors and debt financings. As a result of the merger consummated on September 9, 2021 (see Note 22), the Company expects to have sufficient liquidity to meet working capital and capital expenditure needs for at least the 12-month period following the issuance of this report.

In the first half of 2020, the Company successfully divested the Launch Division, extinguished $26.0 million of short-term debt and extended the maturity date of a $16.1 million line of credit to September 30, 2021. On February 2, 2021, the Company entered into a bridge financing arrangement for $58.1 million to further improve the Company’s liquidity position. On February 17, 2021, the Company entered into a definitive agreement for a merger that would result in the Company becoming a publicly listed company. Given the Company’s projected net losses and negative cash flows, there can be no assurance that the Company’s business efforts will be successful, that the Company will continue to raise additional funds, or that the Company will be able to delay or reduce planned expenditures if necessary, to maintain sufficient liquidity.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Preparation

The Company has prepared its unaudited consolidated condensed financial statements in accordance with General Accepted Accounting Principles (“GAAP”). The accompanying unaudited consolidated condensed financial statements include the accounts of the Company and its wholly-owned subsidiaries. In addition, the unaudited consolidated condensed financial statements include the Company’s proportionate share of the earnings or losses of its joint venture and a corresponding increase or decrease to its investment, with recorded losses limited to the carrying value of the Company’s investment. All intercompany transactions and balances have been eliminated upon consolidation.

The Company’s unaudited consolidated condensed financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities, including derivative financial instruments and certain outstanding debt, which are stated at fair value.

These unaudited consolidated condensed financial statements should be read in conjunction with the Company’s annual consolidated condensed financial statements and notes. Unless otherwise indicated, amounts presented in the Notes pertain to the Company’s continuing operations (See Note 7 for information on discontinued operations). In management’s opinion, all adjustments of a normal recurring nature that are necessary for a fair statement of the accompanying unaudited consolidated condensed financial statements have been included.

Use of Estimates

The preparation of the unaudited consolidated condensed financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies at the reporting date, and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could materially differ from those estimates. Significant estimates made by the Company relate to revenue and associated cost recognition, the collectability of accounts receivable, the recoverability and useful lives of property and equipment, the valuation of equity warrants and warrant liabilities, fair value estimates, the recoverability of goodwill and intangible assets, the provision for income taxes, and stock-based compensation.

Revenue Recognition

The Company generates revenues from the sale of services and products. Service revenues include imagery and data, software & analytics, including professional services, that are recognized from the rendering of services under cost-plus-fixed-fee, firm fixed price, or on a time and materials basis. Product revenues include engineering and integration from long-term construction contracts.

The Company adopted the provisions of the new revenue recognition standard, Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASC 606”), for the fiscal year beginning January 1, 2020 using the modified retrospective adoption method for the contracts that were not completed at the date of initial application. Concurrent with the adoption of the new standard, the Company has updated its revenue recognition policy in accordance with the five-step model set forth under ASC 606.

The Company generates revenues through offering imagery; data, software and analytics; and engineering and integration solutions (including mission systems), primarily to government agencies. Most of the contracts include multiple promises which are generally separated as distinct performance obligations. The Company allocates the transaction price to each performance obligation based on the relative standalone selling prices using observable sales transactions where applicable.

Revenue is measured at the fair value of consideration received or receivable and net of discounts. The Company applies a policy election to exclude transaction taxes collected from customer sales when the tax is both imposed on and concurrent with a specific revenue-producing transaction. The Company estimates any variable consideration, and whether the transaction price is constrained, upon execution of each contract. The Company did not have any active contracts with significant variable consideration as of June 30, 2021.

The estimation of total revenue and costs at completion is subject to many variables and requires judgment. The Company typically recognizes changes in contract estimates on a cumulative catch-up basis in the period in which the changes are identified. Such changes in contract estimates can result in the recognition of revenue in a current period for performance obligations which were satisfied or partially satisfied in a prior period. Changes in contract estimates may also result in the reversal of previously recognized revenue, if the current estimate differs from the previous estimate. If at any time, the estimate of profitability for a performance obligation indicates a probable anticipated loss, the Company recognizes the total loss for the performance obligation in the period it is identified. Changes in estimates related to contracts accounted for using the cost-to-cost measure of progress are recognized in the period in which such changes are made for the inception-to-date effect of the changes. For the six months ended June 30, 2021, the Company recognized a $0.3 million favorable impact to revenue attributable to changes in other contract estimates. During the six months ended June 30, 2020, the Company’s remaining product costs on a contract in a forward loss position was $3.3 million. During the six months ended June 30, 2021, there was no revenue recognized from performance obligations satisfied in previous periods.

Imagery

Imagery services include imagery delivered from the Company’s satellites in orbit via an online secure platform. Imagery performance obligations are recognized as service revenues at the point-in-time when the Company delivers images to the platform or, in limited circumstances, ratably over the subscription period when the customer has a right to access the online secure platform for unlimited images.

Data, Software and Analytics

The Company leverages proprietary artificial intelligence and machine learning algorithms to analyze data coming from both the Company’s proprietary sensor network and third-party sources to provide hard-to-get data, insights and analytics for customers. The Company continues to integrate and enhance our products by performing contract development, while retaining product rights. The Company provides technology enabled professional service solutions to support customer-specific software development requests, integration, testing and training. The Company also provides system engineers to support efforts to manage mass quantities of data. The Company also offers professional service solutions related to object detection, site monitoring and enhanced analytics, through which the Company can detect key objects in critical locations such as ports, airports, and construction sites; monitor changes at, damages to or other anomalies in key infrastructure; and analyze stockpiles or other critical inventory.

Service revenues from data, software and analytics contracts is recognized from the rendering of services over time on a cost-plus, firm fixed price, or time-and-materials basis. For firm fixed price contracts, the Company recognizes revenue using a cost-to-cost measure of progress, pursuant to which the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs to complete the performance obligation (“EAC”). A performance obligation’s EAC includes all direct costs such as labor, materials, subcontract costs, overhead and an allocable portion of general and administrative costs. In addition, an EAC of a performance obligation includes future losses estimated to be incurred on onerous contracts, as and when known. For contracts structured as cost-plus or on a time-and-materials basis, the Company generally recognizes revenue based on the right-to-invoice practical expedient, as the Company is contractually able to invoice the customer based on the control transferred to the customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date.

Engineering and Integration

The Company develops and delivers advanced launch vehicle, satellite and payload systems for customers that leverage the Company’s capabilities in mission systems engineering and operations, ground station operations, and software and systems development. These systems are typically sold to government customers under fixed price contracts. The Company generally recognizes revenue over time using the cost-to-cost method to measure progress, pursuant to which the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total EAC. An EAC includes all direct costs such as labor, materials, subcontract costs, overhead and an allocable portion of general and administrative costs. In addition, an EAC of a performance obligation includes future losses estimated to be incurred on onerous contracts, as and when known.

Service and Product Costs

Service costs primarily include internal aerospace and geospatial software development labor, third-party data and imagery, internal labor to support the ground stations and space operations, and cloud computing and hosting services.

Product costs primarily include the cost of internal labor for product design, integration and engineering in support of long-term development contracts for launch vehicle, satellite and payload systems. The Company also incurs subcontract direct materials and external labor costs to build and test specific components such as the communications system, payload demands and sensor integration. Costs are expensed as incurred except for incremental costs to obtain or fulfill a contract, which are capitalized and amortized on a systematic basis consistent with the transfer of goods and services.

Indirect costs incurred within or allocated to the Company’s customers are classified as overhead (included in product and services costs based on the nature of the contract). The Company does not have any contracts that are subject to U.S. Government Cost Accounting Standards.

Stock-Based Compensation

The Company has issued equity and equity-based awards under its 2014 Stock Incentive Plan (the “2014 Plan”) and 2011 Stock Incentive Plan (the “2011 Plan”) (collectively the “Plans”), which are administered by the Company’s Board of Directors. Under the 2011 Plan, options to purchase up to 1,608,800 shares of the common stock have been authorized. On May 6, 2021, the 2011 Plan was terminated. Termination of the plan does not impact any outstanding awards, and no other options will be issued.

Under the 2014 Plan, options, restricted stock awards (“RSA”), and restricted stock units (“RSU”) to purchase up to 188,253,287 shares of the common stock have been authorized. Grants are approved by the Board of Directors. Option, RSA, and RSU awards that have been canceled, forfeited, or expired are available for issuance and use in connection with future awards. On May 6, 2021, the Board approved the termination of the 2014 plan subject to the closing of the SPAC transaction. Outstanding awards granted under this plan will not be affected.

Restricted Stock Awards and Restricted Stock Units

The estimated fair value of restricted stock awards and restricted stock units are measured based on the grant date estimated fair value of the Company’s Class A common stock. In order to determine the fair value of our Class A common stock on the date of grant, we perform a valuation analysis using a combination of market and income approaches. The Company uses the straight-line method to amortize this fair value as compensation cost over the requisite service period.

Certain of the Company’s outstanding RSUs have performance vesting conditions that are only triggered upon the consummation of the merger between BlackSky and Osprey Technologies (See Note 21) or by a qualified financing transaction as defined in the grant agreement. For these awards that have performance conditions, compensation expense shall be recognized when it is determined that it is probable that the performance conditions will be met. The merger transaction with Osprey Technologies or a qualified financing transaction cannot be deemed probable until it occurs, as these events are not completely within the control of the Company. Accordingly, the recognition of compensation expense related to the RSUs with these performance conditions will not commence until one of the performance conditions has been met.

Options

The Company uses the Black-Scholes option pricing model to value all options and the straight-line method to amortize this fair value as compensation cost over the requisite service period. The fair value of each option granted has been estimated as of the date of grant using the following inputs for the six months ended June 30, 2021 and 2020.

Expected Dividend Yield. The Black-Scholes valuation model requires an expected dividend yield as an input. The dividend yield is based on historical experience and expected future changes. The Company currently has no plans to pay dividends on its common stock.

Expected Volatility. The expected volatility of Company’s common stock was estimated based upon the historical share price volatility of comparable publicly traded companies.

Risk-free Interest Rate. The yield on actively traded non-inflation indexed U.S. Treasury notes was used to extrapolate an average risk-free interest rate based on the expected term of the underlying grants.

Expected Term. The expected term is the estimated duration to a liquidation event based on a weighted average consideration of the most likely exit prospects for this stage of development. The Company is privately funded, and the lack of marketability is factored into the expected term of options granted. The Company will continue to review its estimate in the future and adjust it, if necessary, due to changes in the Company’s historical exercises.

The most significant assumption used in determining the fair value of the Company’s equity-based awards is the estimated fair value of common stock on the grant date. In order to the determine the fair value of the common stock on the grant date, a valuation analysis is performed by management, with the assistance of a third-party valuation firm, using a combination of market and income approaches.

The Company has historically adjusted the exercise price of certain outstanding stock options. For each award, the Company calculated the incremental fair value, which is the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. The incremental fair value is recognized as stock-based compensation expense immediately to the extent that the modified stock option has already vested, and for stock options that are not vested, the incremental fair value is recognized as stock-based compensation expense over the remaining vesting period.

Segment Information

The Company historically has organized its operations around two operating segments, the Launch Division and the BlackSky Division. Prior to being sold, the Launch Division provided small satellite launch brokerage services to customers, including manifesting, certifying, and integrating auxiliary payloads onto a single launch vehicle. The Company agreed to sell the Launch Division on January 31, 2020, and the sale of the Launch Division was completed on June 12, 2020. Accordingly, the results of the Launch Division are reported as discontinued operations (see Note 7), rather than as a separate operating segment.

Subsequent to the sale of the Launch Division, the Company’s Chief Operating Decision Maker, who is the Company’s President, has determined the allocation of resources and assessed performance based upon the consolidated results of the Company. Accordingly, the Company is currently deemed to be comprised of only one operating segment and one reportable segment. The BlackSky Division, which comprises the operations of the Company’s single operating and reportable segment, provides geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems to commercial and government customers.

Debt - Application of the Fair Value Option

During the six months ended June 30, 2021, the Company issued three tranches of subordinated, unsecured convertible promissory notes (refer to the discussion of the “2021 Bridge Financings and Related Transactions” included in Note 12). The Company has elected to account for these notes under the fair value option. In accordance with the application of the fair value option, the Company (i) recorded these notes at their fair values as of the dates of issuance and (ii) will remeasure the fair value of the notes at each balance sheet date. Both the initial and subsequent measurement of the fair value of the notes contemplate all of the notes’ terms and all of the notes’ features. Accordingly, when the fair value option has been applied, the Company does not separately evaluate the notes for the existence of embedded features that would require bifurcation as embedded derivatives under other accounting guidance. Changes to the fair value of the notes between balance sheet dates are reported within Other income/(expense), net in the consolidated condensed statements of operations and comprehensive income/loss, if such changes are attributable to base market risk. Changes to the fair value of the notes are reported in other comprehensive income/(loss), if such changes are attributable to instrument-specific credit risk. All debt issuance costs incurred in connection with notes accounted for pursuant to the fair value option were expensed as incurred, as required by GAAP. The Company does not separately report interest expense attributable to notes accounted for pursuant to the fair value option in the consolidated condensed statements of operations and comprehensive loss. Accrued interest, which does not become due until maturity of the notes, is included in the determination of the fair value of the notes and changes thereto.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments that would require classification as a liability under ASC 480, as well as whether the warrants qualify for equity classification or require liability classification after consideration of the guidance and criteria outlined in under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions that impact classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and remeasured at fair value as of each balance sheet date thereafter. The Company accounts for the warrants issued in connection with the 2021 Bridge Financing transactions in accordance with the guidance contained in ASC 815-40-15-7D, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations.

Deferred Offering Costs

Offering costs consist of legal fees, accounting fees, underwriting fees and other costs incurred which relate directly to the Company’s planned reverse recapitalization transaction. These costs will be charged to stockholders’ equity (deficit) upon the completion of the reverse recapitalization transaction. The Company incurred $7.1 million of offering costs related to the transaction and capitalized these costs in the unaudited consolidated condensed balance sheet as of June 30, 2021. There were no deferred offering costs capitalized as of December 31, 2020.

3.	Accounting Standards Updates (“ASU”)

Accounting Standards Recently Adopted

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The update requires an entity to determine which implementation costs to capitalize as an asset related to the service contract and subsequently expense over the term of the hosting arrangement, versus which costs to expense as activities are performed. In addition, the update provides specific guidance regarding the income statement, cash flow statement, and balance sheet presentation of expenses recognized for, payments of, and prepayments attributable to capitalized implementation costs, respectively. This ASU can be applied on a prospective or retrospective basis. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2019, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2020, and for interim periods beginning after December 15, 2021. The update also permits early adoption, including adoption in any interim period. The Company adopted the guidance on January 1, 2021. Adoption of the standard did not have a material impact to the unaudited consolidated condensed financial statements.

Accounting Standards Recently Issued But Not Yet Adopted

The Company is an “emerging growth Company” (“EGC”) as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to not opt out of the extended transition period as provided by the JOBS Act. As such, when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is not an emerging growth company, or which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards applied.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) ASU 2016-02 “Leases”. The amendments in this update require the recognition of lease assets and lease liabilities on the balance sheet, as well as certain qualitative disclosures regarding leasing arrangements. The guidance requires the use of the modified retrospective method, with the cumulative effect of initially applying these updates recognized at the date of initial application. The guidance is effective for public business entities for annual periods, including interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022, with early adoption is permitted. The Company is currently in the planning stage and will adopt the guidance on January 1, 2022. The Company expects the adoption of the standard to have a material impact on the consolidated condensed balance sheet, since the Company will be required to report operating leases on the consolidated condensed balance sheets for the first time; however at this time the Company has yet to begin its adoption efforts and cannot reasonably estimate the impact to the unaudited consolidated condensed financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this update are primarily for entities holding financial assets and net investment leases measured under an incurred loss impairment methodology. A new methodology must be adopted to reflect expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates, which may include trade accounts receivable. This ASU requires modified retrospective application. The guidance is effective for public business entities that are not smaller reporting companies for fiscal years beginning after December 15, 2019, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2022, including interim periods therein. The Company is currently in the planning stage and will adopt the guidance on January 1, 2023. The Company has not yet determined the potential impact, if any, to the unaudited consolidated condensed financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): “Simplifying the Accounting for Income Taxes” (“ASU 2019-12”). The amendments in this update are intended to simplify various aspects related to accounting for income taxes. This ASU removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This ASU can be applied on a retrospective, modified retrospective or prospective basis. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022. Early adoption is also permitted. The Company is currently in the planning stage and will adopt the guidance on January 1, 2022. The Company has not yet determined the potential impact, if any, to the unaudited consolidated condensed financial statements.

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity”. The amendment in this update addresses issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. This ASU can be applied on a prospective basis. The guidance is effective for public business entities that are not smaller reporting companies for fiscal years beginning after December 15, 2021, including interim periods therein, with early adoption permitted. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted. The Company is currently in the planning stage and will adopt the guidance on January 1, 2024. The Company has not yet determined the potential impact, if any, to the unaudited consolidated condensed financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)”, (“ASU 2021-04”) which clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified upon modification or exchange. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years.

The Company is currently evaluating this guidance to determine the impact it may have on the unaudited consolidated condensed financial statements.

4.	Revenues

Remaining Performance Obligations

As of June 30, 2021, the Company had $36.2 million of remaining performance obligations, which represents the transaction price of executed contracts less inception to date revenue recognized. Remaining performance obligations exclude unexercised contract options. The Company expects to recognize revenue relating to remaining performance obligations of $18.4 million, $16.8 million, and $1.0 million during the six months ended December 31, 2021, during fiscal year 2022 and thereafter, respectively.

Disaggregation of Revenue

The Company earns revenue through the sale of products and services. Imagery; data, software and analytics; and engineering and integration are the disaggregation of revenue primarily used by management, as this disaggregation allows for the evaluation of market trends and certain product lines and services vary in recurring versus non-recurring nature.

The following table disaggregates revenue by type of products and services for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020

	(in thousands)
Imagery	$2,848	$408
Data, software and analytics	8,267	7,318
Engineering and integration	3,544	1,685

Total revenues	$14,659	$9,411

The approximate revenue based on geographic location of customers is as follows for the six months ended June 30,2021 and 2020:

	Six Months Ended June 30,
	2021	2020

	(in thousands)
US	$12,359	$7,978
Middle East	1,380	1,197
Asia	770	214
Other	150	22

Total revenues	$14,659	$9,411

Revenues from significant customers for the six months ended June 30, 2021 and 2020 is as follows:

	Six Months Ended June 30,
	2021	2020

Revenue from significant customers	(in thousands)
U.S. federal government and agencies	$12,307	$7,868
Commercial and other	2,352	1,543

Total revenues	$14,659	$9,411

As of June 30, 2021 and December 31, 2020, accounts receivable consisted of the following:

	June 30, 2021	December 31, 2020

	(in thousands)
U.S. federal government and agencies	$2,679	$1,335
Commercial and other	1,513	1,568
Allowance for doubtful accounts	—	—

Total accounts receivable	$4,192	$2,903

The following table disaggregates revenue for the six months ended June 30, 2021 and 2020 by when control is transferred:

	Six Months Ended June 30,
	2021	2020

	(in thousands)
Point in time	$4,461	$1,172
Over time	10,198	8,239

Total revenues	$14,659	$9,411

5.	Contract Assets and Liabilities

The components of contract assets and contract liabilities consisted of the following:

	June 30, 2021	December 31, 2020

	(in thousands)
Contract assets - current
Unbilled revenue	$307	$749
Contract assets	2,342	3,047

Total contract assets - current	$2,649	$3,796

Contract liabilities - current
Deferred revenue - short-term	15,602	14,030
Other contract liabilities	346	507

Total contract liabilities - current	$15,948	$14,537

Contract liabilities - long-term
Deferred revenue - long-term	196	2,559

Total contract liabilities - long-term	$196	$2,559

Deferred revenue and other contract liabilities are reported as Contract liabilities on the accompanying unaudited consolidated condensed balance sheets. Contract liabilities include payments received and billings made in advance of the satisfaction of performance obligations under the contract and are realized when the associated revenue is recognized under the contract. Contract assets include unbilled revenue, which is the amount of revenue recognized in excess of the amount billed to customers, where the rights to payment are not just subject to the passage of time; and costs incurred to fulfill contract obligations. Other contract assets and other contract liabilities primarily relate to contract commissions on customer contracts.

Changes in short-term and long-term contract assets and contract liabilities reported as of January 1, 2021 were as follows:

	Contract Assets	Contract Liabilities

	(in thousands)
Balance on January 1, 2021	$3,796	$17,096
Reclassification of the beginning contract liabilities to revenue, as the result of performance obligations satisfied	—	(11,992)
Cash received in advance and not recognized as revenue	—	11,242
Reclassification of the beginning contract assets to receivables, as the result of rights to consideration becoming unconditional	(740)	—
Cumulative catch-up adjustment rising from changes in contract estimates.	—	341
Cumulative catch-up adjustment arising from contract modification	—	(382)
Other changes in other contract assets and other contract liabilities	(407)	(161)

Balance on June 30, 2021	$2,649	$16,144

6.	Equity Method Investments

LeoStella

In 2018, BlackSky and Thales formed a joint venture named LeoStella, a vertically-integrated small satellite design and manufacturer based in Tukwila, Washington, from which the Company procures satellites to operate its business. BlackSky and Thales each own 50% of LeoStella. The Company accounted for the initial investment of $7.0 million as an equity method investment. The Company did not make any additional capital investments in LeoStella during the six months ended June 30, 2021 and 2020.

During the six months ended June 30, 2021 and 2020, respectively, the Company remitted $11.2 million and $6.2 million of payments to LeoStella.

X-Bow

In 2017, the Company entered into a Stock Subscription and Technology Transfer Agreement with X-Bow, whereby the Company assigned and transferred certain intellectual property rights owned by the Company to X-Bow in exchange for 13.5 million shares of X-Bow. As of June 30, 2021, the Company’s interest in X-Bow was 20.6%.

The following tables present summarized financial information for the Company’s equity method investments as of and for the six months ended June 30, 2021, as of December 31, 2020, and for the six months ended June 30, 2020.

Summarized balance sheets	June 30, 2021	December 31, 2020

	(in thousands)
Current assets	$58,094	$64,355
Non-current assets	6,472	7,468

Total assets	$64,566	$71,823

Current liabilities	$53,232	$57,040
Non-current liabilities	1,013	6,589

Total liabilities	$54,245	$63,629

	Six Months Ended June 30,

Summarized statements of operations	2021	2020

	(in thousands)
Revenue	$20,739	$3,342
Gross margin	$4,242	$543
Net income/(loss)	$2,160	$(1,678)

Current assets of the Company’s equity method investees primarily consist of inventories of $39.7 million as of June 30, 2021 and $47.3 million as of December 31, 2020. Total liabilities of the Company’s equity method investees primarily consist of customer advances from related parties of $46.1 million as of June 30, 2021 and $51.4 million as of December 31, 2020.

The revenue related to equity method investments attributable to related parties is $14.8 million. The Company has differences between the carrying value of its equity-method investments and the underlying equity in the net assets of the investees of $1.6 million as of June 30, 2021, and $0.5 million as of December 31, 2020. The differences are a result of the elimination of upstream intra-entity profits from the sale of a satellite, the recognition of unearned profits as the satellites are depreciated, and the elimination of bad debt expense reserve arising from intra-entity sales.

7.	Discontinued Operations

On June 12, 2020, the Company completed the sale of 100% of its interest in the Launch Division to M&Y Space for a final purchase price of $31.6 million. In connection with the sale, the Bridge Loan (defined below) with Mitsui & Co. (U.S.A.), Inc. (“Mitsui U.S.A.”) of $26.0 million, plus unpaid accrued interest of $0.2 million, was extinguished and deducted from the net proceeds. In connection with the extinguishment of the Bridge Loan, accrued interest of $0.5 million recorded in accordance with the terms of the Bridge Loan was forgiven.

In connection with the 2020 SPA, the Company entered into a Transition Services Agreement with the Launch Division, wherein the Company will provide post-closing transition services to the Launch Division, including, but not limited to, the sublease of the Company’s office facility in Seattle, Washington, and common area maintenance fees related to the sublease.

Settlement Arrangement for the Sale of the Launch Division

On March 30, 2021, the Company reached an agreement with M&Y Space and the Launch Division (collectively referred to as the “Parties”), whereby the Parties settled certain disputes with respect to the purchase price in the total of $6.8 million which the Company accrued as a liability as of December 31, 2020 see Note 11. The Company made an upfront payment of $2.0 million on April 1, 2021. The Company terminated a launch arrangement with M&Y Space in April 2021 and the Company expects to offset the amount due to M&Y Space with a contractual refund of $3.9 million. As a result, the Company recorded a reduction to the accrued liability and a reduction to satellite procurement on the unaudited condensed consolidated balance sheet. Additionally, the Company recognized an unfavorable working capital adjustment of $1.0 million related to a potential shortfall in accounts receivable in the closing balance sheet delivered to M&Y Space. This number may be adjusted in future periods as the Company continues to analyze payments on account and legal remediation through the collection period ending in December 2021.

The following summarizes the components of the gain from discontinued operations, net of tax, that the Company has reported in the unaudited consolidated condensed statements of operations and comprehensive loss:

	Six Months Ended June 30,
	2021	2020

	(in thousands)
Major classes of line items constituting gain from discontinued operations:
Revenue - launch services	$—	$26,925
Total cost and expenses	$—	$26,879
Operating (loss)/income	$—	$46
Loss from discontinued operations, before income taxes.	$—	$(317)
(Loss)/gain on disposal of discontinued operations	$(1,022)	$30,672
Total (loss)/gain from discontinued operations, net of income taxes	$(1,022)	$30,355

8.	Property and Equipment - net

The following summarizes property and equipment - net as of:

	June 30,	December 31,
	2021	2020

	(in thousands)
Satellites	$41,380	$32,340
Computer equipment and software	1,435	1,315
Office furniture and fixtures	870	1,388
Other equipment	550	434
Site equipment	1,231	1,311
Ground station equipment	1,264	1,415

Total	46,730	38,203
Less: accumulated depreciation	(22,249)	(17,351)

Property and equipment — net	$24,481	$20,852

On May 15, 2021, a Rocket Lab Electron rocket carrying two of our satellites suffered a failure during flight, resulting in the loss of both satellites. This resulted in the total carrying value of $18.4 million being impaired in the second quarter of 2021 of which; $8.4 million relates to amounts that had been recorded to satellite procurement work in progress as of December 31, 2020, There was no impairment for the six months ended June 30, 2020

Depreciation of property and equipment from continuing operations during the six months ended June 30, 2021 and 2020 was $5.6 million and $3.1 million, respectively. During the six months ended June 30, 2021, the Company has disposed of $0.7 million property and equipment, which consisted of site equipment, furniture and ground station equipment at a loss of $24 thousand.

9.	Goodwill and Intangible Assets

Goodwill

The Company performed an annual qualitative goodwill assessment over the balance of goodwill held related to the BlackSky Division reporting unit as of December 31, 2020. The Company determined that no triggering events occurred that would require the Company to test goodwill for impairment during the six months ended June 30, 2021. Goodwill reported as of June 30, 2021 and December 31, 2020 is as follows:

	As of June 30, 2021	As of December 31, 2020

	(in thousands)
Gross carrying amount	$9,393	$9,393
Accumulated impairment losses	—	—

Net carrying value of goodwill	$9,393	$9,393

Intangible Assets

Intangible assets consisted of the following:

	As of June 30, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)
Customer backlog and relationships	$6,530	$(3,770)	$2,760
Distribution agreements	326	(326)	—
Technology and domain name	4,054	(3,656)	398

Total amortizable intangible assets at June 30, 2021	$10,910	$(7,752)	$3,158

	As of December 31, 2020
Customer backlog and relationships	$6,530	$(3,489)	$3,041
Distribution agreements	326	(326)	—
Technology and domain name	4,047	(3,257)	790

Total amortizable intangible assets at December 31, 2020	$10,903	$(7,072)	$3,831

For the six months ended June 30, 2021 and 2020, amortization expense related to intangible assets was $0.7 million and $0.7 million, respectively, which is included in depreciation and amortization expense in the unaudited consolidated condensed statements of operations and comprehensive loss.

10.	Accounts Payable and Accrued Liabilities

The components of accounts payable and accrued liabilities are as follows:

	June 30, 2021	December 31, 2020

	(in thousands)
Accounts payable	$4,670	$4,177
Accrued financing cost	4,019	—
Accrued satellite impairment cost	9,904	—
Accrued payroll	2,251	2,577
Other Accrued Expenses	2,226	1,212
Total accounts payable and accrued liabilities	$23,070	$7,966

11.	Other Current Liabilities

The components of other current liabilities are as follows:

	June 30, 2021	December 31, 2020

	(in thousands)
Warrant liability	$34,065	$558
Consent fee liability	2,983	—
Other accrued expenses	178	28
Current portion of capital lease	49	48
Contingent liability	727	—
Working capital liability	1,876	6,805

Total other current liabilities	$39,878	$7,439

The amounts reported include warrants to purchase preferred and common stock that are required to be reported as liabilities and marked to market at each balance sheet date. Refer to Note 13 for more information.

The contingent liability represents a liability for estimated indirect taxes, previously classified as long term. Refer to Note 20 for more information.

Other current liabilities also includes a working capital liability of $5.8 million due to M&Y Space in connection with the Company’s sale of the Launch Division in June 2020. This adjustment reduced the purchase price and the corresponding gain on sale. The amount due to M&Y Space has been partial offset by a contractual refund of $3.9 million for which a right of setoff exists. Refer to Note 7 for more information.

12.	Debt and Other Financing

The carrying value of the Company’s outstanding debt, inclusive of debt instruments reported at fair value, consisted of the following amounts as of June 30, 2021 and December 31, 2020:

	June 30,	December 31,
	2021	2020

	(in thousands)
Current portion of long-term debt	$19,698	$16,798
Non-current portion of long-term debt	160,561	86,637

Total long-term debt	180,259	103,435
Unamortized debt issuance cost	(3,714)	(1,827)

Outstanding balance	$176,545	$101,608

		June 30,	December 31,
Name of Loan	Effective Interest Rate	2021	2020

		(in thousand)
Loans from Related Parties	4.00% - 6.00%	$82,987	$83,737
2021 Convertible Bridge Notes(1)	N/A (2)	77,574	—
Small Business Administration Loan (Paycheck Protection Program)	1.86%	3,600	3,600
Line of Credit	3.65%	16,098	16,098

Total		$180,259	$103,435

(1)	The Convertible Bridge Notes includes loans from Mithril II, LP in the principal amount of $15 million, VCVC in the principal of $5 million.
(2)

The Convertible Bridge Notes are carried at fair value with changes in fair value attributable to instrument-specific credit risk recorded in other comprehensive income and all other changes in fair value to income or loss recorded in unaudited consolidated condensed statements of operations and comprehensive loss.

2021 Bridge Financings and Related Transactions

On February 2, 2021, the Company amended its omnibus agreement, dated as of June 27, 2018 (the “2021 Omnibus Amendment”). As a result of the amendment, the Company is permitted to enter into additional indebtedness by issuing new subordinated, unsecured convertible promissory notes (the “2021 Convertible Bridge Notes”) between February 2, 2021 and June 30, 2021 for up to an aggregate principal amount of $60.0 million (the “2021 Bridge Financing”). The 2021 Convertible Bridge Notes bear interest at the rate of 10% and mature on April 30, 2025, if not converted to Class A common shares. There are no covenants tied to financial metrics. The Company made an irrevocable election to carry the 2021 Convertible Bridge Notes at fair value.

The 2021 Bridge Notes convert in connection with the closing of the merger between the Company and Osprey Technology Acquisition Corp. (see Note 20 for more information) into shares of the Company’s Class A Common Stock at a price per share equal to 80% of the price per share of Class A Common Stock as determined in connection with the merger. During the period from February 2, 2021 through February 3, 2021, the Company completed the closing of its initial tranche of the 2021 Bridge Financing from existing stockholders. The aggregate principal amount of the notes issued in the initial tranche was $18.1 million. All investors participating in the initial tranche also received incentive equity equal to seven shares of Class A Common Stock of the Company for each dollar invested. Certain investors participating in the initial tranche additionally received warrants exercisable for shares of Class A Common Stock of the Company in amounts ranging from 0.14% of the Company’s fully-diluted share capital for each dollar invested divided by $1.0 million to 3.5% of the Company’s fully-diluted share capital (see Note 13). On February 18, 2021, the Company completed the closing of a second tranche of the 2021 Bridge Financing, raising an aggregate principal amount of $40.0 million from an existing stockholder and from new investors. Participants in the second tranche did not receive shares of Class A Common Stock or warrants to purchase Class A Common Stock.

Upon the closing of the two previously mentioned 2021 Bridge Financing tranches, $1.9 million of 2021 Convertible Bridge Notes remained available to be offered to certain shareholders under terms similar to the initial tranche pursuant to a Rights Offering (“Rights Offering”). The Company subsequently completed the Rights Offering in June with a total of $0.5 million additional investment, resulting in final aggregate proceeds of $58.6 million in principal investments pursuant to the 2021 Bridge Financing transactions. As the terms of the Rights Offering were substantially identical to those offered in the initial tranche of the 2021 Bridge Financing, participants received seven shares of the Company’s Class A Common Stock for each dollar invested, as well as warrants.

In connection with the 2021 Omnibus Amendment, the investors guaranteeing the SVB line of credit further reaffirmed their guarantees and received a one-time issuance of seven shares of Class A common stock of the Company for every dollar guaranteed. Additionally, the Company agreed to pay a fee to holders of certain related party loans (“Consent Fees”). The Consent Fees are payable in either cash or shares of the Company’s Class A common stock at the choice of the lender. Because the Consent Fees are considered variable share-settled liabilities, they are recorded at fair value, see further discussion in Note 19.

On February 18, 2021, the Company amended and restated its certificate of incorporation to increase the total number of authorized shares of capital stock to a new total of 1,176,556,156 shares, which included an increase in the total number of authorized shares common stock to a new total of 1,000,000,000 shares.

The following table summarizes the additional shares of Class A Common Stock and warrants to purchase Class A Common Stock issued as a result of the 2021 Bridge Financings.

	Class A Common Stock	Class A Common Stock Warrants

	(in thousands)
Issued to Silicon Valley Bank (“SVB”) guarantors	93,042	—
Issued in connection with the initial tranche of 2021 Bridge Financing	126,572	42,487
Issued as incentive shares and as incentive warrants, in connection with the Rights Offering	3,440	565

Total	223,054	43,052

Fair Value of Debt

The estimated fair value of all of the Company’s outstanding long-term debt, excluding the Bridge Financing convertible notes that were issued in February and June of 2021 and are reported at fair value, was $88.5 million and $79.7 million as of June 30, 2021, and December 31, 2020, respectively. The fair value of the long-term debt was estimated using Level 3 inputs, based on interest rates available for debt with terms and maturities similar to the Company’s existing debt arrangements and credit rating.

We used a probability-weighted payoff scenario approach to value the long-term debt. Under this approach, we considered the stated interest rate on the notes to derive the principal and accrued interest during the period to a conversion event or maturity, considered any discounted conversion ratios or multipliers, utilized a present value factor based on the remaining payoff period and our risk profile, and assigned a probability to each potential conversion event and to reaching maturity. This estimation process requires the application of significant judgement and assumptions. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our debt.

Compliance with Debt Covenants

As of June 30, 2021, all debt instruments contain customary covenants and events of default. There are no covenants tied to financial metrics and the Company was in compliance with all non-financial covenants as of June 30, 2021.

13.	Warrants

Common Stock Warrants Liabilities

As part of the Bridge Financings discussed in Note 12, the Company issued warrants to purchase Class A Common Stock. The number of shares of Class A Common Stock for which the warrants are exercisable is not fixed and adjusts based on the fully diluted capitalization of the Company, as defined in the warrant agreements, at the time of exercise. As of June 30, 2021, the warrants were exercisable for 43.5 million shares of Class A Common Stock. The Company analyzed the provisions of the respective warrant agreements, which requires a multi-step approach to evaluate whether an equity-linked financial instrument has features that require treatment as a derivative liability. Based upon the fact that the number of shares of common stock that the warrants are exercisable for is not fixed and is subject to changes based on the Company’s capital structure, the warrants are not considered to be indexed to the Company’s stock. Therefore the warrants meet the criteria for derivative liability treatment and, as such, are recorded as other current liabilities in the unaudited consolidated condensed balance sheets.

The warrants issued as part of the Bridge Financing, which have an exercise price of $0.01, are net exercisable by the holder for a period of ten years. In the event of the merger discussed in Note 20, the warrants automatically net exercise into Class A Common Stock of the Company which will then be exchanged for common stock in Osprey at the exchange rate applicable to the Company’s Class A Common Stock.

Subsequent Accounting for Warrant Liabilities

Derivative liabilities must be measured at fair value upon issuance and re-valued at the end of each reporting period through expiration. Any change in fair value between the respective reporting dates is recognized as an unrealized gain or loss in the accompanying unaudited consolidated condensed statements of operations and comprehensive loss. Refer to Note 19 for more information.

14.	Other (Expense)/Income

	For The Six Months Ended June 30,
	2021	2020

	(in thousands)
Loss on Issuance of 2021 Convertible Bridge Notes Tranche One	$(84,291)	$—
Loss on Issuance of 2021 Convertible Bridge Notes Tranche Two	(12,185)	—
Loss on Issuance of 2021 Convertible Bridge Notes Rights Offering	(3,193)	—
Debt Issuance Costs Expensed For Debt Carried At Fair Value	(47,718)	—
Other	17	281

	$(147,370)	$281

In February 2021, the Company issued 2021 Convertible Bridge Notes (“ Bridge Notes”) in two tranches. The first tranche of the Bridge Notes were issued at par to several existing investors at a principal amount of

$18.1 million and a fair value of $24.2 million. Additionally, certain investors in the first tranche of Bridge Notes received 126.6 million shares of Class A Common Stock with a fair value of $59.8 million and Warrants to purchase 42.5 million shares of Class A Common Stock with a fair value of $18.4 million. The transaction was not considered to be at arms-length. The Company had an external valuation performed on the Notes, Class A Common Stock and Warrants were determined that their fair value exceeded the proceeds received. Since no unstated rights and/or privileges were identified with the first tranche of the Bridge Notes, the Company recorded a loss on issuance of $84.3 million

The second tranche of the Bridge Notes were issued at par to several new investors and an existing investor at a principal amount of $40.0 million and a fair value of $52.2 million, resulting in a loss on issuance of $12.2 million.

In June 2021, the Company offered eligible stockholders an opportunity to invest in a portion of the Bridge Notes as part of a Rights Offering on substantially the same terms as offered to investors in the initial tranche of the Bridge Notes. The aggregate principal amount and fair value of the Bridge Notes issued to the participating shareholders in the Rights Offering were $0.5 million and $0.6 million respectively. Additionally, the investors received 3.4 million incentive shares of Class A Common Stock with a fair value of $2.6 million and 0.6 million incentive warrants exercisable for Class A Common Stock with a fair value of $0.5 million. No unstated rights and/or privileges were identified with respect to the Bridge Notes issued in connection with the Rights Offering, and the Company recorded a loss on issuance of $3.2 million.

The Company incurred and expensed $47.6 million in debt issuance cost related to the Bridge Notes issued in February and the modification of existing debt arrangements. These debt issuance cost consisted of 93.0 million Class A common shares valued at $43.9 million that were issued to certain guarantors in conjunction with modification of the Company’s line of credit and $3.7 million paid to third parties in cash. Additionally, the Company incurred $0.1 million in debt issuance costs related to the Rights Offering, which has been expensed.

The debt issuance costs were expensed because the Bridge Notes are being carried on the balance sheet at fair value. The modification of existing debt did not qualify as a Troubled Debt Restructuring nor did it result in the extinguishment of the debt.

15.	Stockholders’ Equity

Common Stock

As of June 30, 2021, the Company was authorized to issue 1,000.0 million shares of Class A Common Stock and 90.0 million shares of Class B common stock.

Issued and outstanding stock as of June 30, 2021 consisted of 353.6 million and 347.2 million shares of Class A Common Stock respectively, and 72.0 million shares of Class B common stock. The par value of each share of the common stock is $0.00001 per share.

The Company had reserved shares of Class A Common Stock for issuance in connection with the following:

	June 30,	December 31,
	2021	2020

	(in thousands)
Conversion of outstanding shares of redeemable convertible preferred stock	79,055	79,055
Redeemable convertible preferred stock warrants (as converted to Class A Common Stock)	1,258	1,258
Class A Common Stock warrants (as exercised for Class A Common Stock) treated as equity	122,986	134,996
Stock options outstanding	29,347	38,525
Restricted stock units outstanding	98,100	—
2021 Convertible Bridge Notes as converted into common stock	86,290	—
Class A Common Stock warrants (as exercised for Class A Common Stock) treated as liability	42,945	—
Class A Common Stock issued as incentive shares in connection with the Rights Offering	3,440	—
Class A common stock warrants (as exercised for Class A Common Stock) treated as liability in connection with the Rights Offering	565	—
Common stock issuable for consent fees	3,456	—
Shares available for future grant	178,994	35,377

Total Class A common stock reserved	646,436	289,211

The Company had reserved shares of Class B Common Stock for issuance of 18.0 million and 6.0 million shares as of June 30, 2021 and December 31, 2020, respectively.

16.	Net Income/(Loss) Per Share of Common Stock

The following table includes the calculation of basic and diluted net income/(loss) per share:

	Six Months Ended June 30,
	2021	2020

	(in thousands except per share information)
Loss from continuing operations	$(203,707)	$(25,062)
(Loss) / gain from discontinued operation	(1,022)	30,355

Net (loss) / income available to common stockholders	$(204,729)	$5,293

Basic and diluted net loss per share - continuing operations	$(0.70)	$(0.33)
Basic and diluted net income per share - discontinued operations	—	0.40

Basic and diluted net (loss) / income per share	$(0.70)	$0.07

Shares used in the computation of basic and diluted net (loss)/income per share	294,224	76,769

The following potentially dilutive securities were not included in the calculation of weighted average common shares outstanding, as their effect would have been anti-dilutive during the six months ended June 30, 2021 and 2020:

	June 30,
	2021	2020

	(in thousands)
Series A redeemable convertible preferred stock	8,652	8,652
Series B and B-1 redeemable convertible preferred stock	28,495	28,495
Series C redeemable convertible preferred stock	41,908	41,908
Restricted common stock	6,361	17,019
Restricted stock units	98,100	—
Common stock warrants	122,986	134,996
2021 Convertible Bridge Notes as converted in common stock	86,290	—
Class A common stock warrants (as exercised for Class A Common Stock) treated as liability	42,945	—
Class A common stock warrants (as exercised for Class A Common Stock) treated as liability in connection with the Rights Offering	565	—
Common stock issuable for consent fees	3,456	—
Series B preferred stock warrants	1,055	1,055
Series C preferred stock warrants	203	203
Stock options	29,347	40,916

17.	Stock-Based Compensation

The Company adopted two equity incentive plans in prior years, the 2011 Plan and 2014 Plan. Both Plans allow the Board of Directors to grant stock options, designated as incentive or nonqualified, and stock awards to employees, officers, directors, and consultants. Stock options are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements and is generally over a five-year period. Awards generally expire 10 years from the date of grant.

Stock Options

As of June 30, 2021, the Company had 0.6 million and 28.8 million options outstanding, respectively, under the 2011 and 2014 Plans. The Company has not issued options under the 2011 Plan since 2014.

The Black-Scholes option pricing model is used to determine the fair value of options granted. The Company utilizes assumptions concerning expected life, a risk-free interest rate, and expected volatility to determine such values.

A summary of the weighted-average assumptions is presented below for the six months ended June 30, 2020, and there were no awards of stock options during the six months ended June 30, 2021:

Six Months Ended June 30, 2020
Fair value per common share	$0.0011
Weighted-average risk-free interest rate	0.85%
Volatility	65.00%
Expected term (in years)	2.50
Dividend rate	0%

A summary of the Company’s stock option activity under the 2011 and 2014 Plans during the six months ended June 30, 2021 is presented below:

	Six Months Ended June 30, 2021
	Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
	(in thousands)
Outstanding - January 1, 2021	38,525	$0.0197
Granted	—	—
Exercised	(7,440)	0.0079
Forfeited	(1,738)	0.0011

Outstanding - June 30, 2021	29,347	0.0238	7.9	$21,727

Exercisable - June 30, 2021	15,409	$0.0413	7.3	$11,140

For options exercised, intrinsic value is calculated as the difference between the estimated fair value on the date of exercise and the exercise price. The total intrinsic value of options exercised during the six months ended June 30, 2021 and 2020, was $4.4 million and $0.2 million, respectively. The total fair value of options vested during the six months ended June 30, 2021 and 2020, was $0.5 million and $0.6 million, respectively.

For the six months ended June 30, 2021 and 2020, compensation cost charged to continuing operations upon the vesting of stock options was $1.1 million and $1.3 million respectively.

The compensation costs attributable to continuing operations were included in selling, general and administrative expense in the unaudited consolidated condensed statements of operations and comprehensive loss. As of June 30, 2021, there was $0.9 million of total unrecognized compensation cost, which is expected to be recognized over a weighted-average period of 1.3 years.

Restricted Stock Awards

Beginning in 2020, the Company has granted restricted stock awards, which vest upon on the individual award agreements and generally over a three to four-year period. These shares are deemed issued as of the date of grant, but not outstanding until they vest. The Company intends to settle the restricted stock awards in stock, and the Company has the shares available to do so.

A summary of the Company’s nonvested restricted stock awards activity during the six months ended June 30, 2021 is presented below:

	Six Months Ended June 30, 2021
	Restricted Stock Awards	Weighted-Average Grant-Date Fair Value
	(in thousands)

Nonvested - January 1, 2021	12,973	$0.0011
Granted	—	—
Vested	(6,507)	0.0011
Canceled	(105)	0.0011

Nonvested - June 30, 2021	6,361	$0.0011

As of June 30, 2021, there was $0.1 million of total unrecognized compensation cost related to nonvested restricted stock awards granted under the employee share option plan, which amount is expected to be recognized over a weighted-average period of 1.7 years. The total grant date fair value of shares vested during the six months ended June 30, 2021 was $7 thousand.

Restricted Stock Units

Pursuant to actions taken by the Company’s Board of Directors on February 17, 2021 and March 17, 2021, the Company granted an aggregate of 96,083,025 restricted stock units to certain employees of the Company. On March 24, 2021, the Company granted an additional 1,500,000 restricted stock units to an outside advisor providing consulting services to the Company. On June 22, 2021, the Company granted 1,796,610 restricted stock units under the 2014 Equity Incentive Plan.

The restricted stock units issued to certain employees and advisors of the Company include certain performance-based vesting requirements which had not been met as of June 30, 2021. These vesting requirements are linked to the consummation of the merger between BlackSky and Osprey Technologies Acquisition Corp. (See Note 21) or, with respect to the RSUs issued on February 17, 2021, March 17, 2021, and June 22,2021 can be satisfied by a qualified financing transaction as defined in the agreement.

Pursuant to the vesting terms related to the restricted stock units issued on February 17, 2021 and March 17, 2021, 50% of such restricted stock units will vest 180 days subsequent to consummation of a transaction that meets either of the specified performance conditions. The remaining 50% of such units will vest ratably over eight consecutive quarters, on specified quarterly vesting dates (i.e., March 10, June 10, September 10, and December 10), with the first of such quarterly vesting dates occurring at least three months after the vesting of the initial 50% of the restricted stock units.

Of the 1,500,000 restricted stock units issued on March 24, 2021, 25% vested immediately upon issuance. An additional 50% of these restricted stock units will vest on the date of a merger between BlackSky and Osprey Technologies Corp. The remaining 25% of the restricted stock units issued on March 24, 2021 vest ratably over 12 months, on the same day of the month that the merger closed, commencing as of the month following satisfaction of the performance condition.

The Company’s vesting terms related to the restricted stock units issued on June 22, 2021, states the first vesting date is the latter of a) 180 days subsequent to consummation of a transaction and b) the one year anniversary of the vesting commencement date. On the first vesting date, 25% of the awarded units vest and 1/16th of the remaining shares vest on the 12 consecutive quarterly vesting dates ( i.e., March 10, June 10, September 10, and December 10). The Company awarded restricted stock units that will vest in full on the first vesting date which is expected to be, 180 days subsequent to consummation of a transaction that meets either of the specified performance conditions.

A summary of the Company’s nonvested restricted stock units activity during the six months ended June 30, 2021 is presented below:

	Six Months Ended June 30, 2021
	Restricted Stock Units	Weighted-Average Grant-Date Fair Value
	(in thousands)

Nonvested - January 1, 2021	—	$—
Granted	99,380	0.6402
Vested	(375)	0.7333
Canceled	(905)	0.6344

Nonvested - June 30, 2021	98,100	$0.6399

The total fair value of shares vested and for which compensation was recognized during the six months ended June 30, 2021 was $0.3 million. No compensation expense has been recognized with respect to the restricted stock units for which vesting only commences upon satisfaction of a performance condition, as the defined performance conditions are not deemed to be within the Company’s control and, accordingly, also were not deemed probable as of June 30, 2021. Unrecognized compensation costs related to nonvested restricted stock units totaled $62.8 million as of June 30, 2021.

18.	Related Party Transactions

			Amount Due to Related Party as of
			June 30, 2021	December 31, 2020
Name	Nature of Relationship	Description of the Transactions	(in thousands)
Seahawk	Debt Issuer	In 2019, the Company raised and converted $18.4 million from the Seahawk LSA into the Intelsat Facility as outstanding debt and issued 13.5 million warrants to purchase common stock.	$19,198	$19,198

Intelsat	Debt Issuer	In 2019, the Company entered into a term loan facility with Intelsat Facility for $50.0 million and issued 20.2 million warrants to purchase common stock.	$52,039	$52,039

Jason and Marian Joh Andrews	The Former Co-founders and employees of BlackSky	In 2018, the Company executed the Andrews’s Notes worth $12.5 million in total to repurchase an aggregate 11.5 million of common stock shares.	$11,750	$12,500

Mithril II, LP	Debt Issuer and Equity Holder	In February 2021, the Company issued notes payable to Mithril II, LP totaling $15.0 million in principal and issued seven shares of common stock per dollar of principal. Milthril also received warrants providing for the right to acquire a number of shares of common stock equal to 3.5% of the Company’s fully diluted capitalization upon exercise.	$15,000	$—

VCVC	Debt Issuer and Equity Holder	In February 2021, the Company issued a note payable to VCVC IV, LLC for $5.0 million principal and issued seven shares of common stock per dollar or principal. VCVC also received warrants providing for the right to acquire a number of shares of common stock equal to 0.7% of the Company’s fully diluted capitalization upon exercise.	$5,000	$—

					Amount Due to Related Party as of
			Total payments in Six Months Ended June 30,		June 30,	December 31,
			2021	2020	2021	2020

Name	Nature of Relationship	Description of the Transactions	(in thousands)		(in thousands)
Leostella	Joint Venture	In 2018, the Company formed LeoStella and, pursuant to the terms and conditions of the joint venture agreement, the Company has two designated members of LeoStella’s Board of Directors. As described in Note 6, the Company and LeoStella executed an SPC to design, develop and manufacture multiple satellites for the Company’s geospatial business operations.	$11,226	$6,205	$584	$8,012

X-Bow	Equity Method Investee	In 2017, the Company entered into a Stock Subscription and Technology Transfer Agreement with X-Bow. As of March 31, 2021, the Company has a 20.6% interest in X-Bow and has one Board seat. As described in Note 6, the Company has engaged X-Bow to develop a rocket for the Company.	$1,865	$1,829	$—	$750

Interest on the Intelsat Facility, which includes amounts rolled over from the Seahawk LSA as discussed above, is accrued and compounded annually. No significant interest payments were made in the periods ending June 30, 2021 or 2020. The Company has interest due to related parties in the amount of $4.6 million as of June 30, 2021, of which $3.8 million has been recorded as accrued interest and $0.8 million has not been accrued because the Company has elected the fair value option for the underlying debt. In February 2021, in connection with the Company’s bridge financing, the Company agreed to pay consent fees of $2.5 million to Intelsat and Seahawk. These consent fees are payable in common stock or cash (see Note 12)

In April 2021, the Company paid $0.8 million to Jason and Marian Joh Andrews towards the principal balance along with a $25 thousand interest payment. See Note 12 Debt and Other Financing for additional information related to agreements for this debt.

Interest on the notes issued in February 2021 as part of the bridge financing is accrued and compounded annually. No significant interest payments were made in the period ending June 30, 2021. See Note 12

19.	Fair Value of Financial Instruments

Recurring basis

The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020, as well as indicate the fair value hierarchy level of the valuation techniques and inputs that the Company utilized to determine such fair value:

June 30, 2021	Quoted Prices in Active Markets	Significant Other Observable Input	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
	(in thousands)
Liabilities
Convertible Bridge Notes(1)	$—	$—	$77,574
Class A Common Stock Warrants	—	—	32,889
Consent Fee Liability	—	—	2,983
Series B Preferred Stock Warrants	—	—	1,106
Series C Preferred Stock Warrants	—	—	70

	$—	$—	$114,622

(1)	The Convertible Bridge Notes includes loans from Mithril II, LP in the principal amount of $15 million, VCVC in the principal of $5 million.

December 31, 2020	Quoted Prices in Active Markets	Significant Other Observable Input	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
Liabilities
Series B Preferred Stock Warrants	$—	$—	$508
Series C Preferred Stock Warrants	—	—	50

	$—	$—	$558

The Company’s warrant and consent fee liability are classified as other current liabilities in the unaudited consolidated condensed balance sheets, and changes in the liability balance are recorded to unrealized gain or loss in the unaudited consolidated condensed statement of operations. The consent fee liability can be settled in either shares of Class A common stock at a conversion price of 80% of the deemed closing value on the date of the SPAC Transaction or for a $2.5 million cash payment. As a result, the consent fee is determined to be a freestanding liability under ASC 480, Distinguishing Liabilities from Equity, which provides for freestanding instruments that represent obligations to issue a variable number of shares to be classified as liabilities.

The carrying values of the following financial instruments approximated their fair values as of June 30, 2021 and December 31, 2020 based on their short-term maturities: cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities, leases payable and short-term debt and other current liabilities.

There were no transfers into or out of any of the levels of the fair value hierarchy during the six months ended June 30, 2021 or 2020.

The following is a summary of changes in the fair value of the Level 3 liabilities during the six months ended June 30, 2021 and 2020:

	Convertible Bridge Notes	Class A Common Stock Warrants	Consent Fee Liability	Preferred Stock Warrant Series B and C

	(in thousands)
Balance, December 31, 2020	$—	$—	$—	$558
Issuance of financial instruments carried at fair value	77,033	18,800	—	—
Liability recorded at fair value	—	—	2,715	—
Loss from changes in fair value	—	14,089	268	$618
Changes recorded in other comprehensive income	541	—	—	—

Balance, June 30, 2021	$77,574	$32,889	$2,983	$1,176

Balance, December 31, 2019				$1
Loss from changes in fair value of the warrant liabilities				279

Balance, June 30, 2020				$280

The following tables provide quantitative information associated with the fair value measurement of the Level 3 inputs:

	Fair Value as of June 30, 2021	Valuation Methodology	Transaction	Probability of Occurrence	Period (years)	Discount Rate
	(in thousands)
Convertible Bridge Notes	$77,574	Probability-Weighted Payoff Approach	Merger	90.0%	0.17	6.9%
			Maturity	5.0%	3.84	8.2%
			Other	5.0%	0.17 -0 .34	6.9%-7.0%
Consent Fee Liability	$2,983	Probability-Weighted Payoff Approach	Merger	90.0%	0.17	6.9%
			Maturity	5.0%	3.84	8.2%
			Other	5.0%	0.17-0.34	6.9%

	Fair Value as of June 30, 2021	Valuation Methodology	Transaction	Probability of Occurrence	Period (years)
	(in thousands)
Class A Common Stock Warrants	$32,889	Option Pricing Method (“OPM”)	Merger	90.0%	0.17
			Other	10.0%	0.17

	Fair Value as of June 30, 2021	Valuation Methodology	Significant Other Unobservable Inputs	Inputs
	(in thousands)
Series B Preferred Stock Warrants	$1,106	Black-Scholes Option Pricing Model	Preferred stock value	$1.1140
			Exercise price of warrant	$0.0100
			Term in years	0.17
			Risk-free interest rate	0.05%
			Volatility	50.0%

	Fair Value as of June 30, 2021	Valuation Methodology	Significant Other Unobservable Inputs	Inputs
	(in thousands)
Series C Preferred Stock Warrants	$70	Black-Scholes Option Pricing Model	Preferred stock value	$4.6506
			Exercise price of warrant	$4.3177
			Term in years	0.17
			Risk-free interest rate	0.05%
			Volatility	15.0%

20.	Commitments and Contingencies

Legal Proceedings

In the normal course of business, the Company may become involved in various legal proceedings which, by their nature, may be inherently unpredictable and which could have a material effect on the unaudited consolidated condensed financial statements, taken as a whole.

The Company’s founders, Jason and Marian Joh Andrews, (collectively, the “Founders”) have retained legal counsel in connection with claims they assert relating to the closing of the Company’s debt financings on October 31, 2019. The Founders claim that these October 2019 financings triggered a prepayment obligation to them under the Andrews Notes in an aggregate amount of $2.5 million. To date, the Founders have not filed a lawsuit and have taken no further legal action. The Company believes that these claims are without merit and, as such, they would not result in a probable material adverse effect on its financial position. Accordingly, the Company has not recorded a contingency loss. Also, on April 27, 2021, with the consent of our senior lenders, BlackSky entered into an agreement with the Founders under which BlackSky paid the Founders $0.8 million towards the principal of the Founders Notes on April 28, 2021 and will pay $1.8 million towards the principal of the Andrews Notes upon the closing of Osprey merger.

As of June 30, 2021, with the exception of the items above, the Company was not aware of any additional pending, or threatened, governmental actions or legal proceedings to which the Company is, or will be, a party that, if successful, would result in a material impact to its business or financial condition or results of operations.

Other Contingencies

The Company analyzed its unique facts and circumstances related to potential obligations in a certain state jurisdiction, including the delivery nature of its prior year intercompany services, payroll and other benefits-related services, current shared services between the parent and subsidiaries, and changing state laws and interpretations of those laws, and have determined that the Company may have an indirect tax obligation.

The Company has continued correspondence with the applicable authorities in an effort toward identifying a taxpayer-favorable resolution of the potential liabilities. The Company has recognized a liability including interest and penalties based on its best estimate as of June 30, 2021.

The following table summarizes the estimated indirect tax liability activity during the six months ended June 30, 2021:

June 30,
2021
(in thousands)
Balance, December 31, 2020	$921
Payments	(162)
Adjustment to expense	(32)

Balance, June 30, 2021	$727

The Company continues to analyze the additional obligations it may have, if any, it will adjust the liability accordingly.

Other Commitments

The Company has commitments for multi-launch and integration services with launch services providers. As of June 30, 2021, the company has commitments for 5 launches to include up to 10 satellites at estimated launch dates totaling an amount of $40.6 million with options for additional launches. The terms of the arrangements also allow for us to remanifest the satellites if significant delays in excess of 365 days or other inexcusable delays occur with the provider. Subsequent to remanifest efforts four months after the 365 days, the Company can request a refund of all recoverable costs. The launch service provider invoices based on the later of closing the merger transaction or time-based milestone payments from estimated launch dates. Payment terms are 15 days from invoice date.

BlackSky Merger with Osprey Technology Acquisition Corp.

On February 17, 2021, the Company entered into a merger agreement with Osprey Technology Acquisition Corp. (“Osprey”), a Special Purpose Acquisition Company. The merger between the Company and Osprey pursuant to this agreement would result in BlackSky becoming a publicly listed company, as the surviving business post-merger. If consummated, the merger will result in all holders of BlackSky’s issued and outstanding preferred stock and Class A Common Stock (inclusive of restricted stock awards), as well as holders of the notes issued as part of BlackSky’s 2021 bridge financings, receiving shares of Osprey Class A Common Stock, in exchange for their BlackSky debt and equity holdings. Holders of BlackSky’s issued and outstanding Class B common stock will receive cash of $0.00001 per outstanding share.

Subsequent to the transaction, BlackSky will be a wholly owned subsidiary of Osprey. However, BlackSky is expected to be deemed the acquirer in the merger transaction for accounting purposes. Accordingly, the merger transaction is expected to be accounted for as a reverse recapitalization, in which case the net assets of Osprey will be stated at historical cost and no goodwill or other intangible assets will be recorded in connection with the merger. The expectation for the treatment of the merger transaction as a reverse recapitalization is based upon the expectations that (A) the pre-merger shareholders of BlackSky are expected to hold between 57% to 72% of the voting interests of the combined company, (B) BlackSky’s existing management team will serve as the initial management team of the combined company, (C) BlackSky will appoint a majority of the initial board of directors of the combined company, and (D) BlackSky’s operations will comprise the ongoing operations of the combined company.

Upon consummation of the merger, $180 million of cash raised by Osprey through a contemporaneous sale of Class A Common Stock in connection with the closing of a PIPE investment, as well any portion of the cash and marketable securities that is held in Osprey’s trust account at the time of the merger and not used to redeem shares of Osprey’s Class A Common Stock held by Osprey’s public shareholders upon the closing of the merger, is expected to become available to the combined company for general use. Cash available for general use will be reduced by cash payments made for (A) merger transaction costs incurred by both the Company and Osprey, (B) deferred underwriting fees related to Osprey’s IPO, (C) portions of the Company’s outstanding debt, and (D) other costs directly or indirectly attributable to the merger transaction.

There is no assurance that the merger between the Company and Osprey will occur, as consummation of the transaction is subject to (A) the affirmative vote of at least a majority of the votes cast by Osprey’s pre-merger public stockholders at an Osprey special meeting for which a quorum is present and (B) a minimum of $225 million of aggregate required funds becoming available to the combined company based upon the summation of (i) the $180 million of cash proceeds from Osprey’s contemporaneous PIPE Investment pursuant to which Osprey Class A Common Stock will be sold and (ii) cash and marketable securities held in trust, after permitted redemptions of Class A common shares held by Osprey’s public shareholders. Neither approval of the merger transaction by Osprey’s public stockholders nor the amount of cash and marketable securities that would remain in Osprey’s trust account after permitted redemptions of Class A common shares by Osprey’s public stockholders is within the control of the Company or Osprey.

If the merger agreement is validly terminated by Osprey due to the Company changing its recommendation in support of the merger agreement prior to obtaining Company approval of the merger agreement by a majority of the voting power of the outstanding shares of the Company’s common stock and the majority of the then outstanding Company preferred stock, the Company would be required to pay a one-time termination fee totaling $40.7 million.

21.	Concentrations, Risks, and Uncertainties

The Company maintains all cash and cash equivalents with one financial institution. Financial instruments that potentially subject us to concentrations of credit risk are primarily accounts receivable and cash deposits.

For the six months ended June 30, 2021 and 2020, revenue from customers representing 10% or more of the consolidated revenue from continuing operations was $6.1 million and $5.0 million, respectively. Accounts receivable related to these customers as of June 30, 2021 and December 31, 2020 was $0.6 million and $2.0 million, respectively. Revenue from the U.S. federal government and agencies was $12.3 million and $7.9 million for the six months ended June 30, 2021 and 2020, respectively. Accounts receivable related to U.S. federal government and agencies was $2.7 million and $1.3 million as of June 30, 2021 and December 31, 2020, respectively.

The Company generally extends credit on account, without collateral. Outstanding accounts receivable balances are evaluated by management, and accounts are reserved when it is determined collection is not probable. As of June 30, 2021 and December 31, 2020, the Company evaluated the realizability of the aged accounts receivable, giving consideration to each customer’s financial history and liquidity position, credit rating and the facts and circumstances of collectability on each outstanding account, and concluded that no reserve for uncollectible account was required.

22.	Subsequent Events

Management has evaluated subsequent events that have occurred through September 15, 2021, which is the date that the financial statements were available to be issued, and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of June 30, 2021, except as disclosed below.

Palantir Technologies Inc. Investment and Multi-Year Strategic Partnership

On September 1, 2021, Palantir Technologies Inc. (“Palantir”), entered into a multi-year $16.0 million strategic partnership. As part of the strategic partnership Palantir will invest $8.0 million at $10.00 per share for the purchase of 800,000 shares of Osprey Class A common stock pursuant to a Subscription Agreement that closed on September 9, 2021, two business days subsequent to the closing of the Business Combination. The Subscription Agreement contains substantially the same terms as the PIPE Investment entered into February 17, 2021. The Company and Palantir also entered into a software subscription agreement which allows the Company to distribute products on Palantir’s platform to customers that are already integrated with Palantir. The Company is required to pay access fees to Palantir over multiple years for an aggregate payment of $8.0 million. The software subscription agreement contains a termination clause that Palantir must receive a minimum total of $750 thousand in fees from the effective date through the termination date. The Palantir transaction is deemed a related party transaction due to the fact the Chairman of the Board of Palantir is a founder of Mithril Capital who is a significant beneficial owner of a substantial investment in the Company.

Impact of the Business Combination

On September 9, 2021, the Business Combination was consummated, pursuant to which 78,993,201 shares of Osprey Common Stock were issued for all of the issued and outstanding equity interests of BlackSky, inclusive of shares of Osprey’s Common Stock issued in exchange for both BlackSky’s issued and outstanding preferred stock and issued and outstanding convertible notes (inclusive of interest accrued thereon), as if each had converted into BlackSky common stock immediately prior to the Business Combination. In connection with the Business Combination, 18,000,000 PIPE Shares also were sold and issued for a purchase price of $10.00 per share, or an aggregate purchase price of $180.0 million, pursuant to the Subscription Agreements entered into on February 17, 2021. The net proceeds of $223.1 million received reflect the receipt of gross proceeds of $291.0 million from the Business Combination, inclusive of cash from PIPE shares, conversion of warrant liabilities and rights offering, offset by the following: 1) settling PPP Loan, SVB line of credit and accrued and unpaid interests related to those loans for a total amount of $19.6 million, 2) payment of transaction costs, including deferred legal fees, underwriting commissions, and other costs related to the Transaction, incurred by both Osprey and BlackSky for a total of $48.3 million.